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                                         Filed Pursuant to Rule No. 424(b)(3)
                                         Registration No. 333-47041

                      CBL & ASSOCIATES PROPERTIES, INC.

    SUPPLEMENT
    (TO PROSPECTUS SUPPLEMENT DATED JUNE 22, 1998
    AND ACCOMPANYING PROSPECTUS DATED MARCH 23, 1998)

      Please be advised that the Prospectus Supplement dated June 22, 1998 (the "Prospectus Supplement") contains certain errors in setting forth data for the years ended December 31, 1997 and December 31, 1996 in the table captioned "Summary of Selected Financial Data" on page S-7. Funds from operations--Operating Partnership for the year ended December 31, 1997 (in thousands) was $76,514. Funds from operations--Operating Partnership, funds from operations allocable to the Company and funds from operations per share for the year ended December 31, 1996 (in thousands, except per share data) were $63,044, $43,498 and $2.08, respectively. In addition, the Prospectus Supplement contains certain errors in setting forth fixed charges for the three months ended March 31, 1998 in the table captioned "Ratios of Earnings to Fixed Charges and Preferred Stock Dividends" on page S-10. Capitalized interest for the three months ended March 31, 1998 (in thousands) was $1,161, and accordingly, total fixed charges for such period (in thousands) were $15,692 and the ratio of earnings to combined fixed charges and preferred stock dividends for such period was 1.94x.

    JUNE 26, 1998